                                                                   Exhibit 10.43




DATE:             September 23, 2003

TO:               Geoff Ribar

FROM:             Steve Schwartz

RE:               Addendum to Separation Agreement dated September 11, 2003



The following is agreed to become part of the Separation Agreement entered into between Asyst Technologies, Inc. and Geoff Ribar on September 11, 2003.

RIBAR'S ASSISTANCE FOLLOWING SEPARATION DATE. Following the Separation Date, and for the period not to exceed two (2) years thereafter, you agree to make yourself available as reasonably requested by the Company, through its Chief Executive Officer and/or General Counsel, to provide information and/or assistance in conjunction with past or pending matters in which you were involved or had responsibility during your employment with the Company, subject to your availability. This may include being reasonably available to assist in the pending arbitration proceeding brought against the Company by Mihir Parikh (and any later-filed related civil, administrative or other proceedings), including making yourself available to counsel for the Company and to provide testimony as a witness in any such proceeding. Such requested assistance shall not, absent your agreement, exceed thirty (30) hours in any given calendar month. The Company shall reimburse you for all reasonable and actual out-of-pocket expenses, and shall compensate you for your time actually incurred at a rate to be agreed to by you and the Company (but which rate shall not be less than $200.00 per hour of your time).



/s/ Stephen S. Schwartz                     September 23, 2003
-------------------------------------       -----------------------------------
Stephen S. Schwartz                         Date
Chairman & CEO



AGREED AND ACCEPTED:


/s/ Geoffrey Ribar                          9/23/2003
--------------------------------------      -----------------------------------
Geoffrey Ribar                              Date